Exhibit 4.29

AMENDMENT

TO

MANUFACTURE AND SUPPLY AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of the 1st, day of January, 2021 (the “Execution Date”)

BETWEEN:	THERATECHNOLOGIES INC., a corporation incorporated under the laws of the Province of Québec, having its head office at 2015 Peel St., 11th floor, Montreal, Québec, H3A 1T8;

(“Purchaser”)

AND:

JUBILANT HOLLISTERSTIER GENERAL PARTNERSHIP, by way of its managing partner, Jubilant HollisterStier Inc., a partnership constituted under the laws of the Province of Ontario, having its principal office at 16751 Trans-Canada Highway, Kirkland, Québec, H9H 4J4;

(“Supplier”)

WHEREAS Purchaser and Supplier signed a Manufacture and Supply Agreement dated as of December 23, 2009, as amended from time to time (the “MSA”);

AND WHEREAS the Parties wish to amend the MSA to update the versions of the Product offered thereunder, to reflect discussions held in 2020 and to make certain other modifications;

AND WHEREAS all defined terms not defined in this Amendment shall have the meanings ascribed thereto in the MSA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, Purchaser and Supplier agree with each other as follows:

1.	Section 3.2 (“Annual Minimum Purchases”) is eliminated and replaced in its entirety by the following:

“3.2  Annual Minimum Purchases.

(a)   During the Term of this Agreement, for each period between April 1st of a calendar year and March 31st of the ensuing calendar year (“Reference Period”), Purchaser shall purchase from Supplier a minimum of            full Batches of the following Product at the prices set forth in Schedule “C” hereto (collectively “Annual Minimum Purchase”):

Product Name	Code
EGRIFTA TESAMORELIN INJ. 2mg/vial 1.4 mg	30000002175

Subject to Section 4.3(a), if Purchaser fails to purchase the Annual Minimum Purchase from Supplier during the Reference Period, Purchaser shall pay to Supplier within thirty (30) days of the end of such Reference Period a penalty payment equal                 . The penalty payment shall not be reduced in any way if the Failure to Supply is caused by Purchaser, including, among others, delays in delivery by Purchaser of any Materials to be provided by Purchaser or by Designated Suppliers or services or approval or changes requested by Purchaser to be provided pursuant to this Agreement. However, if the Failure to Supply is caused by Supplier’s fault or negligence, the penalty payment for the applicable Reference Period shall be reduced by the number and value of Batches of Product that Supplier failed to supply.

(b)   Materials. Purchaser shall be responsible for the cost of obsolete or unused Materials reasonably procured by Supplier for the purpose of meeting Purchaser’s demand pursuant to the forecasts received by Supplier.

2.	Term of Agreement. The Term of the Agreement is hereby extended. Section 11.1(a) (“Initial Term”) is eliminated and replaced in its entirety by the following:

“11.1 (a) Initial Term. This Agreement is effective from the date of its execution and shall continue in effect until March 31st 2022, unless earlier terminated or extended in accordance with the terms of the Agreement.”

3.	Annual Minimum Purchase Obligation. Supplier hereby acknowledges that Purchaser has met its Annual Minimum Purchase obligation up to March 31st, 2021.

4.

Entire Agreement. Except as amended herein, all of the other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. The Agreement and any and all Schedules attached thereto and this Amendment form the entire agreement between the Parties with respect the subject matter.

SIGNATURES LOCATED ON THE NEXT PAGE

IN WITNESS WHEREOF, the Parties have executed this Amendment on the Execution Date by their authorized officers, who by signing confirm their authority and intention to bind the Party they represent.

JUBILANT HOLLISTERSTIER GENERAL PARTNERSHIP,

by way of its managing partner,

JUBILANT HOLLISTERSTIER INC.

Per:	/s/ Amit Arora
Amit Arora
President

THERATECHNOLOGIES INC.

Per:	/s/ Phillipe Dubuc

Per:	/s/ Marie-Noël Colussi

SCHEDULE “C”

PRICES